Exhibit 5.1

June 17, 2026

Viatris Inc.
€650,000,000 Aggregate Principal Amount of 4.250% Notes due 2033

Ladies and Gentlemen:

We have acted as special New York counsel to Viatris Inc., a Delaware corporation (the “Company”), Utah Acquisition Sub Inc., a Delaware corporation (“Utah Acquisition Sub”), Mylan II B.V., a private limited liability company incorporated and existing under the laws of the Netherlands (“Mylan II”), and Mylan Inc., a Pennsylvania corporation (“Mylan Inc.” and, together with Utah Acquisition Sub and Mylan II, the “Guarantors”), in connection with the public offering and sale by the Company of €650,000,000 aggregate principal amount of its 4.250% Notes due 2033 (the “Notes”) issued pursuant to an Indenture dated as of June 17, 2026 (the “Base Indenture”), among the Company, the Guarantors and The Bank of New York Mellon, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 17, 2026, among the Company, the Guarantors and the Trustee establishing the terms of the Notes (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Notes will be unconditionally guaranteed (the “Guarantees”) by the Guarantors.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Indenture; (b) the Registration Statement on Form S‑3 (Registration No. 333‑287087), filed with the Securities and Exchange Commission (the “Commission”) on May 8, 2025 (the “Registration Statement”), with respect to registration under the Securities Act of 1933, as amended (the “Securities Act”) of an unlimited aggregate amount of various securities of the Company and the Guarantors, to be issued from time to time by the Company and the Guarantors; (c) the related Prospectus dated May 8, 2025 (together with the documents incorporated therein by reference, the “Basic Prospectus”); (d) the Prospectus Supplement dated June 12, 2026, filed with the Commission pursuant to Rule 424(b) and Rule 430B of the General Rules and Regulations under the Securities Act (together with the Basic Prospectus, the “Prospectus”); and (e) a specimen global certificate for the Notes.  As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and the Guarantors and documents furnished to us by the Company and the Guarantors without independent verification of their accuracy.  We have also assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We also have assumed that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that when the Notes are authenticated in accordance with the provisions of the Indenture and delivered and paid for (i) the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law), and (ii) each Guarantee will constitute a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on June 18, 2026, and to the incorporation by reference of this opinion into the Registration Statement.  We also consent to the reference to our firm under the caption “Validity of the Notes and the Guarantees” in the Prospectus Supplement dated June 12, 2026, forming a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We are admitted to practice only in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of the Commonwealth of Pennsylvania or the Netherlands.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Viatris Inc.
1000 Mylan Boulevard
Canonsburg, Pennsylvania 15317